Exhibit 5

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 TEL 804 • 788 • 8200 FAX 804 • 788 • 8218
FILE NO: 55403.000018

May 4, 2006

Board of Directors
Arch Chemicals, Inc.
501 Merritt 7
Norwalk, Connecticut 06856

Arch Chemicals, Inc.
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Arch Chemicals, Inc., a Virginia corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”), as filed by the Company with the Securities and Exchange Commission (the “Commission”) on May 4, 2006 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), to register $3,000,000 of unsecured obligations of the Company to pay deferred compensation in the future (the “Deferred Compensation Obligations”) pursuant to the Amended and Restated Arch Chemicals, Inc. Employee Deferral Plan, as amended (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 8(a) of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

For purposes of the opinion expressed below, we have relied upon, among other things, our examination of such documents and records of the Company and certificates of its officers and of public officials as we deemed necessary.

For purposes of the opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified, photostatic or electronic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, and (iv) the genuineness of signatures not witnessed by us.

We do not purport to express an opinion on any laws other then the laws of the Commonwealth of Virginia and the federal laws of the United States of America. In this regard, we note that the Plan provides that it will be governed by the laws of the State of Connecticut and, for purposes of the opinion expressed below, we have assumed that the applicable laws of the State of Connecticut and the Commonwealth of Virginia are identical.

Based upon the foregoing and the further qualifications stated below, we are of the opinion that the Deferred Compensation Obligations have been duly authorized and, when incurred by the Company in accordance with the Plan, will constitute valid and binding obligations of the Company, enforceable in accordance with terms of the Plan, except as the enforceability thereof may be limited or otherwise affected by (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

HUNTON & WILLIAMS LLP